Exhibit 99.1

  Laserscope Details New, Higher Reimbursement Rate for Its GreenLight PVP(TM)
                        Treatment for Enlarged Prostate

    SAN JOSE, Calif., March 31 /PRNewswire-FirstCall/ -- Laserscope
(Nasdaq: LSCP), a pioneer in the development and commercialization of medical lasers and advanced fiber-optic devices, said today that the Centers for Medicare and Medicaid Services (CMS) announced the assignment of the company's Photoselective Vaporization of the Prostate (PVP(TM)) procedure for the treatment of Benign Prostatic Hyperplasia (BPH), or enlarged prostate, to New Technology Ambulatory Payment Classification (APC) 1525 (CMS Transmittal 132, Publication 100-04). The new classification carries with it a payment rate of $3,750.00, approximately twice that of the old rate.

    "We are very pleased with today's news," said Eric Reuter, President and Chief Executive Officer of Laserscope. "We believe that the response by the CMS to our request for a new APC code for our GreenLight PVP procedure, clearly demonstrates the effectiveness and safety profile that makes this BPH treatment unique and unlike any other known technology in the world. The increased payment rate now more accurately reflects the costs of performing the procedure.

    "We expect that the new payment rate dictated by the CMS will encourage performance of the PVP procedure at those hospitals, where previously, due to economics, it would not have been made available to patients," continued
Mr. Reuter. "We plan to provide additional details and revised guidance for the remainder of 2004 in the near future."

    The company said that effective April 1, 2004, according to the CMS, PVP procedures performed in an outpatient hospital site of service should be coded using new Healthcare Common Procedure Coding System (HCPCS) code C9713 and will be grouped to APC 1525. The description for HCPCS code C9713 is "non-contact laser vaporization of prostate, including coagulation control of intraoperative and post-operative bleeding." The minimum unadjusted co-payment amount for the procedure is $750.00. In addition, non-contact laser vaporization has an "S" payment status, which means that the multiple procedure discount does not apply to PVP.

    About Laserscope

    Laserscope designs, manufactures, sells and services on a worldwide basis an advanced line of medical laser systems and related energy delivery devices for the physician office, outpatient surgical center, and hospital markets. More information about Laserscope can be found on the Company's web site at www.laserscope.com .

    Except for historical information presented, the matters discussed in this announcement may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These risks are detailed from time to time in the Company's public disclosure filings with the U.S. Securities and Exchange Commission (SEC). Copies of Laserscope's public disclosure filings with the SEC, including the most recent Annual Report on Form 10-K and the most recent forms 10-Q are available upon request from its Investor Relations Department.

    For further information please contact: Eric Reuter, President & CEO, or Dennis LaLumandiere, CFO, both of Laserscope, +1-408-943-0636; or Tricia Ross, Analysts, or Laurie Berman, General Inquiries, both of Financial Relations Board, +1-310-407-6555, for Laserscope

SOURCE  Laserscope
    -0-                             03/31/2004
    /CONTACT: Eric Reuter, President & CEO, or Dennis LaLumandiere, CFO, both of Laserscope, +1-408-943-0636; or Tricia Ross, Analysts, or Laurie Berman, General Inquiries, both of Financial Relations Board, +1-310-407-6555, for Laserscope/
    /Web site:  http://www.laserscope.com /
    (LSCP)

CO:  Laserscope; Centers for Medicare and Medicaid Services
ST:  California
IN:  HEA MTC BIO
SU:  PDT